Exhibit 3.1

EXHIBIT A

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

CONVERTIBLE PROMISSORY NOTE

[No. __-__]	Date of Issuance
$_________________	July __, 2024

FOR VALUE RECEIVED, Aptera Motors Corp., a Delaware corporation (the “Company”), hereby promises to pay to the order of __________________________ (the “Lender”), the principal sum of _______________________________________ ($____________), together with interest thereon from the date of this Note. Interest shall accrue at a rate of twelve percent (12%) per annum, compounded annually. Unless earlier converted into Conversion Shares pursuant to Section 4 below, the principal and accrued interest shall be due and payable by the Company on demand by the Lender at any time after the earlier of: (i) the Maturity Date (as defined below) and (ii) the closing of the Next Equity Financing (as defined below).

This Convertible Promissory Note (this “Note”) is issued pursuant to that certain Subscription Agreement, dated ____________, by and between the Company and the Lender (the “Subscription Agreement”).

1. Definitions.

(a) “Conversion Price” shall mean equal 80% of the Next Equity Price Per Share.

(b) “Conversion Shares” shall, for purposes of determining the type of Equity Securities issuable upon conversion of the Note, mean:

(i) if the Note is converted to equity pursuant to Section 4 below, the Equity Securities issued in the Next Equity Financing, provided that the Company may elect to issue Equity Securities that are identical to the Equity Securities issued in the Next Equity Financing except that such Equity Securities shall have an “original issue price” equal to the Conversion Price, as well as price-based anti-dilution protection and dividend rights, which will be based on such Conversion Price.

(c) “Corporate Transaction” shall mean any transaction defined as a “Liquidation Event” in the Company’s current Restated Certificate of Incorporation on file with the Secretary of State of the State of Delaware.

(d) “Discounted Conversion Price” shall equal 80% of the Next Equity Price Per Share.

(e) “Equity Securities” shall mean the Company’s Common Stock or Preferred Stock or any securities conferring the right to purchase the Company’s Common Stock or Preferred Stock or securities convertible into, or exchangeable for (with or without additional consideration), the Company’s Common Stock or Preferred Stock, except any security granted, issued and/or sold by the Company to any director, officer, employee or consultant of the Company in such capacity for the primary purpose of soliciting or retaining their services.

(f) “Initial Public Offering” shall mean the closing of the issuance and sale of shares of Equity Securities of the Company in the Company’s first underwritten public offering pursuant to an effective registration statement under the Securities Act.

(g) “Maturity Date” shall mean July __, 2026.

(h) “Next Equity Financing” shall mean any bona fide capital raise conducted by the Company after the date hereof, other than an Initial Public Offering.

(i) “Next Equity Price Per Share” shall mean the price paid per share for Equity Securities by the investors in the Next Equity Financing other than as a result of conversion of indebtedness.

(j) “Securities Act” shall mean the Securities Act of 1933, as amended.

2. Payment. All payments shall be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to Costs (as defined below), if any, then to accrued interest due and payable and any remainder applied to principal. Prepayment of principal, together with accrued interest, may be made without the Lender’s consent. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

3. Security. This Note is a general unsecured obligation of the Company.

4. Conversion of the Note. This Note and any amounts due hereunder shall be convertible into Conversion Shares in accordance with the terms below. As promptly as practicable after the conversion of this Note, the Company at its expense shall issue and deliver to the holder of this Note, upon surrender of the Note, a certificate or certificates for the number of full Conversion Shares issuable upon such conversion.

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(a) Next Equity Financing. The then outstanding principal and unpaid accrued interest of this Note shall be automatically converted (and the Lender hereby consents to such automatic conversion pursuant to the terms of this Note) into Conversion Shares upon the closing of the Next Equity Financing. Notwithstanding the foregoing, accrued interest on each Note may be paid in cash at the option of the Company. The number of Conversion Shares to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the outstanding principal and unpaid accrued interest on this Note on the date of conversion by (ii) the Conversion Price. At least five (5) days prior to the closing of the Next Equity Financing, the Company shall notify the Lender in writing of the terms (in reasonable summary detail) under which the Equity Securities will be sold in such financing. The issuance of Conversion Shares pursuant to the conversion of this Note shall otherwise be upon and subject to the same terms and conditions applicable to the Equity Securities sold in the Next Equity Financing.

(b) Corporate Transaction or Initial Public Offering. In the event of a Corporate Transaction or Initial Public Offering prior to full payment of this Note or prior to the time when this Note may otherwise be converted (as provided herein), in lieu of any other amounts otherwise due or payable, an amount equal to one (1) times the then outstanding principal due on this Note plus all accrued interest under this Note shall be due and payable in full prior to the closing of the Corporate Transaction or Initial Public Offering.

(c) No Fractional Shares. Upon the conversion of this Note into Conversion Shares, in lieu of any fractional shares to which the Lender would otherwise be entitled, the Company shall pay the Lender cash equal to such fraction multiplied by the Conversion Price.

(d) Mechanics of Conversion. The Company shall not be required to issue or deliver the Conversion Shares until the Lender has surrendered this Note to the Company. Such conversion may be made contingent upon the closing of the Next Equity Financing, Initial Public Offering or Corporate Transaction.

5. Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice shall be conducted pursuant to the terms of the Subscription Agreement.

6. Successors and Assigns. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto; provided, however, that the Company may not assign its obligations under this Note without the written consent of the Lender. Any transfer of this Note may be effected only pursuant to the Subscription Agreement and by surrender of this Note to the Company and reissuance of a new note to the transferee. The Lender and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, and agrees to comply with the foregoing terms and conditions for the benefit of the Company and any other Lenders.

7. Officers and Directors not Liable. In no event shall any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.

8. Expenses. The Company hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise (collectively, “Costs”). The Company agrees that any delay on the part of the holder in exercising any rights hereunder will not operate as a waiver of such rights. The holder of this Note shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by the party or parties waiving such rights or remedies.

9. Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware as applied to other instruments made by Delaware residents to be performed entirely within the State of Delaware.

Aptera Motors Corp.

By:
Name:	Chris Anthony
Title:	Co-Chief Executive Officer and President

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